Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Maxeon Solar Technologies, Ltd. for the registration of Ordinary Shares, Preference Shares, Warrants, Rights, Purchase Contracts, Debt Securities, and Units and to the incorporation by reference therein of our report dated May 11, 2020 (except Note 15, as to which the date is April 6, 2021), with respect to the combined financial statements of Maxeon Solar Technologies, Pte. Ltd., included in its Annual Report (Form 20-F) for the year ended January 2, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

May 27, 2022